Exhibit (a)(5)(S)

The following is an excerpt from the transcript of Thermo Fisher’s First Quarter Earnings Call held on April 24, 2024:

Turning to our planned acquisition of Olink, we’re working through the regulatory process and the transaction is on track to close by mid-2024.  We look forward to welcoming our new colleagues to the company later this year.

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